Exhibit 5.1

[Sutherland letterhead]

June 9, 2014

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia  30084-5336

Ladies and Gentlemen:

We have acted as counsel to Oglethorpe Power Corporation (An Electric Membership Corporation), a Georgia electric membership corporation (the “Company”), in connection with the offer and sale of $250,000,000 aggregate principal amount of the Company’s 4.550% First Mortgage Bonds, Series 2014 A due 2044 (the “Bonds”) to be issued pursuant to an Indenture dated as of March 1, 1997, as amended and supplemented (the “Indenture”), entered into by and between the Company, formerly known as Oglethorpe Power Corporation (An Electric Membership Generation and Transmission Corporation), and U.S. Bank National Association, successor to SunTrust Bank (formerly SunTrust Bank, Atlanta), as trustee (the “Trustee”), including as supplemented by the Sixty-Eighth Supplemental Indenture dated as of June 1, 2014, between the Company and the Trustee (the “Sixty-Eighth Supplemental Indenture”).

The Bonds were offered pursuant to a Registration Statement on Form S-3, File No. 333-192954, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated January 31, 2014 (the “Base Prospectus”), a preliminary prospectus supplement dated June 9, 2014 (the “Preliminary Prospectus Supplement”) and a prospectus supplement dated June 9, 2014 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”).

As counsel to the Company, we have participated in the preparation of the Preliminary Prospectus Supplement, Prospectus and Registration Statement and have examined originals or copies of the following:

(i)                                                        The Restated Articles of Incorporation of the Company, certified as of the date hereof by an officer of the Company (the “Articles of Incorporation”);

(ii)                                                     The Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

(iii)                                                  A Certificate of Existence issued by the Georgia Secretary of State with respect to the Company, as of a recent date (the “Certificate of Existence”);

(iv)                                                 Resolutions of the Board of Directors of the Company (the “Board”) relating to, among other things, the authorization, issuance, offer and sale of the Bonds pursuant to the Preliminary Prospectus Supplement, the Prospectus and the Registration Statement (the “Resolutions”);

(v)                                                    The Indenture; and

(vi)                                                 The form of the Bonds as set forth in the Sixty-Eighth Supplemental Indenture.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on a certificate of an officer of the Company.  We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

For purposes of our opinion in this opinion letter, we have assumed that: (i) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (ii) each governmental or officer’s certificate has been properly issued and that it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (iii) all natural persons have sufficient legal capacity; and (iv) the accuracy and completeness of all corporate records made available to us by the Company.

In rendering our opinion, we have assumed that (i) the Trustee is duly organized and validly existing in good standing in its jurisdiction of organization, (ii) the Trustee has all requisite corporate power and authority to execute, deliver and perform its respective obligations under the Indenture, and (iii) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have not independently investigated or verified any of the foregoing assumptions.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that, when the Bonds are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Bonds will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

This opinion letter is limited in all respects and matters to the laws of the State of Georgia, as in effect on the date hereof, and we express no opinion herein as to any matters governed by the laws of any other jurisdiction, including the applicability or effect thereof.  Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Bonds.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The opinion expressed in this opinion letter is subject, as to enforcement, to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws of general applicability relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (iii) any implied covenants of good faith and fair dealing.

The opinion expressed in this opinion letter (i) is strictly limited to the matters expressly stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity of any change in law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or conclusion in this opinion letter.

This opinion set forth herein is being furnished in connection with Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus Supplement or the Prospectus, other than as expressly stated herein with respect to the Bonds.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SUTHERLAND ASBILL & BRENNAN LLP
Sutherland Asbill & Brennan LLP